EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 2, 2024, is by and between Tego Cyber Inc., a Nevada corporation (the “Company”), and Robert Mikkelsen (“Executive”).

WHEREAS, on September 15, 2023, the Company hired Executive as Chief Financial Officer and entered into that certain Consulting Agreement for CFO and business advisory services between the Company and Mr. Mikkelsen’s company, Merremia Consulting LLC dated September 15, 2023 (“Consulting Agreement”).

WHEREAS, the Company desires to employ Executive pursuant to the terms and conditions set forth in this Agreement, and Executive is willing and able to render such services and desires to do so on the terms and conditions hereinafter set forth herein.

WHEREAS, this Agreement shall supersede and replace all prior agreements and understanding, oral or written , between the Company and the Exectuive, including the Consulting Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Employment. This Agreement shall become effective upon the first day of January 1, 2024 (the “Effective Date”). On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ Executive under this Agreement, and Executive hereby agrees to such employment under the terms and conditions set forth in this Agreement, for the Employment Term (as defined below). During the Employment Term, Executive shall initially serve as the Interim Chief Executive Officer, Chief Financial Officer and Treasurer of the Company and shall report to the Board of Directors of the Company (the “Board”), performing such duties and responsibilities as are customarily attendant to such positions and such other duties and responsibilities as may from time to time be assigned to Executive by the Board consistent with such positions; provided that after the Effective Date the Company may hire and/or promote other individuals who shall serve in the positions Chief Executive Officer, Chief Financial Officer and/or Treasurer of the Company and following such hiring and/or promotion, Executive shall cease to serve as the hired role(s) and Executive shall no longer have the responsibilities of such positions.

2. Best Efforts; Conflicts. With the exception of 5 hours weekly for the first forty five (45) days of the agreement to allow the Executive to wind down its other business operations, the Executive shall serve the Company and its subsidiaries and affiliates faithfully and to the best of Executive’s ability and shall devote Executive’s full business time, energy, experience and talents to the business of the Company and its subsidiaries and affiliates, as applicable. Executive agrees that, during the term of Executive’s employment, except as otherwise approved in writing by the Board, which approval by the Board may in its reasonable discretion withhold, Executive will not, either directly or indirectly, or for himself or through, on behalf of, or in conjunction with any person, persons or legal entity, operate, engage in, assist, be employed by, or have any interest in any business activity to or for the benefit of any person or entity other than the Company; provided, however, that it shall not be a violation of this Agreement for Executive to manage Executive’s own personal investments or to engage in or serve such civic, community, charitable, educational, or religious organizations as he may select, so long as such financial interest and/or service does not create a conflict of interest with, or interfere with the performance of, Executive’s duties hereunder or conflict with Executive’s covenants under Section 6 of this Agreement, as determined in the reasonable judgment of the Board.

1

3. Employment Term. Executive’s employment with the Company, and Executive’s services to the Company’s direct or indirect parents or subsidiaries, pursuant to this Agreement shall commence on the date first written above and shall continue, unless sooner terminated, until one (1) year following the Effective Date (the "Initial Term"); provided the Parties may mutually elect to terminate this Agreement at any time upon ninety (90) day written notice. Either the Company or Executive may terminate the employment relationship at any time in accordance with the provisions of Section 7.

4. Principal Location. Executive’s principal place of employment shall be in his home office located in Casa Grande, Arizona or such other location or locations, as the Board may from time to time designate, provided that Executive may work remotely from his home, subject to required travel and except as is reasonably necessary to satisfactorily perform his duties and responsibilities in the office as the Board determines and Executive shall travel to the Company’s offices located in Las Vegas, Nevada, or such other location(s), as the Board reasonably requires.

5. Compensation and Benefits.

(a) Base Salary. As compensation for Executive’s services hereunder and in consideration of Executive’s other agreements hereunder, during the Employment Term, the Company shall pay Executive a base salary (“Base Salary”), payable in equal installments in accordance with applicable Company payroll procedures, at an annual rate of $120,000, subject to periodic review by the Board, at such times as determined in its discretion. The Executive’s base salary shall increase to $240,000 upon the Company’s results reflecting a positive amount for Adjusted EBITDA (Defined as net income (loss) plus interest, taxes, depreciation, amortization, research and development costs and stock based compensation), though the salary adjustment cannot be greater than 50% of Adjusted EBITDA.

(b) Base Equity Compensation. As compensation for Executive’s services hereunder and in consideration of Executive’s other agreements hereunder, during the Employment Term, the Company shall pay Executive base equity compensation (“BEC”) for each month in which the executive is employed at least one day, payable in monthly installments, at a monthly rate of $10,000, calculated based on the previous month’s volume weighted average price (“VWAP”). The VWAP for these purposes shall never be below $0.20 (floor) and never above $1.00 (ceiling). The Executive’s BEC shall double upon the Company’s results reflecting a positive amount for Adjusted EBITDA.

(c) Benefits. During the Employment Term, Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in all of the employee benefit, fringe and perquisite plans, practices, policies and arrangements the Company makes available from time to time to its senior executives generally, which may be amended or terminated by the Company at any time in its sole discretion. The amount, eligibility and extent of the benefits shall be governed by the applicable plan documents as in effect from time to time.

(d) Equity Grants. During the Employment Term, the Executive shall be entitled to participate in the 2021 Equity Compensation Plan maintained for directors, officers, employees and key contractors of the Company, as the same may be amended from time to time or any successor plan (the “Equity Compensation Plan”) subject to the Executive meeting all eligibility and quailification requirements of the Equity Compensation Plan.

2

(e) Restricted Common Stock Grant. The Company shall grant to the Executive on the first day of the Employment Term 1,000,000 shares of the Company’s restricted common stock.

(f) Performance Stock Units – Market Capitalization. During the Employment Term, the Executive may earn additional grants of up to 500,000 shares of Common Stock based on the market capitalization of the Company. Said stock units shall be granted under the terms and conditions of the Equity Compensation Plan and subject to the Executive’s execution and acceptance of all documents, terms and conditions required under the Equity Compensation Plan to effectuate the grant of the stock units. In addition to all such terms, said stock units shall be subject to certain performance goals as outlined in the table below. The Vesting Date shall be the date on which the performance goals are met.

Performance Goals Market Capitalization	# Performance Stock Units	Accumulative %
Less than $25 million	0	0%
At least $25 million, but less than $50 million	125,000	25%
At least $50 million, but less than $75 million	125,000	50%
At least $75 million, but less than $100 million	125,000	75%
At least $100 million	125,000	100%

(g) Performance Stock Units – Profitability. During the Employment Term, the Executive may earn additional grants of up to 500,000 shares of Common Stock based on the profitability of the Company as outlined in the table below. The Vesting Date shall be the date on which the performance goals are met.

Performance Goals Quarterly Adjusted EBITDA, as defined	# Performance Stock Units	Accumulative %
Negative or $0	0	0%
Greater than $0, but less than $100k	125,000	25%
At least $100k, but less than $250k	125,000	50%
At least $250k, but less than $500k	125,000	75%
At least $500k	125,000	100%

(h) Business Expenses. Executive shall be reimbursed by the Company for all reasonable and necessary business expenses actually incurred by Executive in performing Executive’s duties hereunder. All payments under this Section 5(d) will be made in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.

6. Transaction Bonus.

a) If, during Executive’s tenure, the Company enters into a transaction resulting in a Change of Control, Executive shall be entitled to receive a Transaction Bonus upon closing of that transaction. The Transaction Bonus shall be one times the Executive’s annual base salary at the time of entering the transaction in cash and 1,000,000 shares of stock in the Company or post-transaction entity. For the avoidance of doubt, if Executive is still employed with the Company on the date of signing of a transaction resulting in a Change of Control, he is entitled to the Transaction Bonus regardless of whether he is employed with the Company on the date of the closing of such transaction.

3

b) If, during Executive’s tenure with the Company, the Company enters into a transaction resulting in a Change of Control with a net value of over $200,000,000, the Transaction Bonus shall be increased to $500,000 and 1,500,000 shares of stock in the Company or post-transaction entity.

c) Notwithstanding anything to the contrary in this Agreement in no event shall the Transaction Bonus exceed 2.5% of the net value of the transaction resulting in the Change of Control.

d) For the purposes of this Agreement, “Change of Control” means the occurrence of the following events:

i. Any Person (as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the Beneficial Owner (as such term is used for the purposes of Rule 13d-3 and 13d-5 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities representing a majority of the combined voting power of the Company’s then outstanding securities generally entitled to vote for the election of members of the Board, or

ii. As a result of a cash tender offer, merger, sale of assets, or other business combination, or any combination of the foregoing transactions, the individuals who were members of the Board as of the date of this Agreement (the “Incumbent Directors”) cease to constitute at least a majority of the Board of the Company or of any successor to the Company; provided that any Person becoming a director after the Effective Date and whose election or nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director.

7. Confidential Information.

(a) Confidential Information. Executive acknowledges that in the course of Executive’s employment with the Company, Executive will become familiar with the Company’s and its subsidiaries’ and affiliates’ trade secrets and with other confidential and proprietary Confidential Information.

(i) Confidential Information and Company Property. Executive acknowledges that the Company, as well as its subsidiaries and affiliates, and their respective successors (hereinafter collectively, “Company”) possess certain Confidential Information which has been and may be revealed to or learned by Executive during her employment with Company. Executive acknowledges that the term “Confidential Information” includes all information that has or could have commercial value or other utility in Company’s Business, or the unauthorized disclosure of which could be detrimental to the Company’s interests, whether or not such information is specifically identified as Confidential Information by Company.

(ii) Company’s Business. Executive acknowledges that the Company’s “Business” includes all businesses in which Company is planning or preparing to engage in and all businesses in which Company is currently engaged, including but not limited to developing and distributing a cyber threat intelligence application that integrates with top end security platforms to gather, analyze, and proactively identify threats to an enterprise network, as well as other similar businesses that the Company may enter, plan to enter, or prepare to enter subsequent to the date that this Agreement is executed.

4

(iii) Confidential Information Defined. “Confidential Information” includes, but is not limited to, any and all information, whether or not meeting the legal definition of a trade secret, concerning Company’s actual, planned or contemplated: (i) marketing plans, business plans, strategies, forecasts, budgets, projections and costs; (ii) personnel information; (iii) customer, vendor and supplier lists; (iv) customer, vendor and supplier needs, transaction histories, contacts, volumes, characteristics, agreements and prices; (v) promotions, operations, sales, marketing, and research and development; (vi) business operations, internal structures and financial affairs; (vii) software and operating systems and procedures; (viii) pricing structure of Company’s services and products; (ix) proposed services and products; (x) contracts with other parties; and (xi) performance characteristics of Company’s products. Confidential Information does not include information that has become widely known to the public other than through the improper disclosure of Executive. Notwithstanding anything to the contrary in this Agreement, however, Confidential Information includes any and all information that Company is obligated to maintain as confidential. During the term of Executive's employment with the Company and thereafter, Executive will not, directly or indirectly, use or disclose to anyone, or authorize disclosure or use of, any of the Confidential Information revealed to, learned by or created by Executive during the course of her employment with Company, unless such use or disclosure is both consistent with Company’s obligations and is for the sole purpose of carrying out Executive’s duties to Company. Executive further agrees that she will take all reasonable efforts to protect the confidentiality of Confidential Information.

(iv) Company Property. Executive acknowledges that Confidential Information is essential to Company’s Business. Executive agrees that at the cessation of her employment she will return to Company immediately any and all Company property and documents and other electronic or hard copy media containing Confidential Information (and all copies thereof) in Executive’s possession, custody or control. Company’s property includes but is not limited to all financial books, records, instruments and documents; customer lists; data; reports; programs; software; hardware; tapes; rolodexes; telephone and address books; card decks; listings; programming; customer files and records; and any and all other instruments, records and documents recorded or stored on any medium whatsoever relating or pertaining, directly or indirectly, to corporations, governmental entities and other persons and entities with whom Company has or has had contractual relations, the services or products provided by Company, or Company’s Business or business affairs.

(v) Required Disclosure. If Executive is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose Confidential Information, Executive will immediately notify Company of such request or requirement so that Company may take any action deemed by Company to be necessary or advisable to protect the confidentiality of the Confidential Information. Unless Company waives the protections of this Agreement in writing, Executive agrees to take all lawful steps to protect the confidentiality of the Confidential Information and to cooperate fully with Company’s efforts to protect the confidentiality of the Confidential Information, including but not limited to, seeking a protective order and refusing to produce such Confidential Information unless compelled to do so by a final order which has been upheld by the highest appellate court having jurisdiction over the matter. If Executive is ultimately compelled to disclose Confidential Information, Executive agrees to take all lawful efforts to limit the dissemination of, and maintain the confidentiality of, the Confidential Information. The Company agrees to reimburse Executive for reasonable expenses incurred by Executive in complying with this Section.

5

(b) Permitted Conduct. Nothing in this Agreement, restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with, a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Moreover, Executive is hereby advised that federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (i) where the disclosure is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. §1833(b)(1). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. See 18 U.S.C. §1833(b)(2).

7. Termination.

7.1 Death & Disability of Executive. In the event of the Executive’s death during the Employment Term, this Agreement shall terminate immediately. If, during the Term, the Executive shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate the Executive’s employment. Section 22(e)(3) provides, in relevant part: “An individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.” In the event the Executive is terminated due to death or Disability, the Executive (or his estate in the event of his death) shall be receive (i) all of Executive’s unpaid Salary and a severance benefit of three (3) months pay, (ii) all Stock Option Grants pursuant to Section 5(c)(i), including the unvested portion, and all vested Performance Stock Units pursuant to Section 5(c)(ii), (iii) all reimbursable expenses and benefits owing to Executive through the date of Executive’s death together with any benefits payable under any life insurance program in which Executive is a participant, if applicable, and (iv) Executive’s estate shall be entitled to pro-rata share of the Bonus at the end the respective fiscal year.

7.2 Termination With Cause By Company. The Company may terminate this Agreement at any time during the Term for “Cause” upon written notice to Executive, upon which termination shall be effective immediately. For purposes of this Agreement, “Cause” means the following, without limitation:

(a) Willful misconduct or willful failure by the Executive to perform his responsibilities to the Company or

(b) The conviction for any major felony involving moral turpitude that reflects adversely upon the standing of the Company in the community.

6

7.3 Termination Without Cause By Company. The Company may terminate this Agreement at any time during the Term without “Cause” upon 90 days written notice to Executive.

7.4 Termination By Executive for Good Reason. Executive may terminate this Agreement at any time by providing the Company 30 days’ written notice, with or without “Good Reason.” For purposes hereof, the term “Good Reason” shall exist upon (i) a material diminution in the Executives’ Salary; (ii) a material diminution in the Executive’s authority, duties or responsibilities; (iii) a material change in geographic location at which the Executive performs services; or (iv) any material breach by the Company of this Agreement. “Good Reason Process” means the following series of actions: (i) the Executive reasonably determines in good faith that Good Reason exists, (ii) the Executive notifies the Company or the acquiring or succeeding corporation (if applicable) in writing of the existence of Good Reason within 60 days of the occurrence of the event that gave rise to the existence of Good Reason, (iii) the Executive cooperates in good faith with the Company’s (or the acquiring or succeeding corporations, if applicable) efforts to remedy the conditions that gave rise to the existence of Good Reason for a period of 30 days following such notice (such 30 day period, the “Cure Period”), (iv) notwithstanding such efforts, Good Reason continues to exist and (v) the Executive terminates his employment within 30 days after the end of the Cure Period. For the avoidance of doubt, if the Company or the acquiring or succeeding corporation successfully remedies the conditions that gave rise to the existence of Good Reason during the Cure Period, Good Reason shall be deemed not to have existed. In the event the Executive terminates employment under this Agreement for Good Reason, the Executive shall be eligible to receive the severance benefits set forth in Section 7.6(b).

Section 7.5 Termination by the Executive without Good Reason. The Executive may terminate the Executive’s employment with the Company without Good Reason at any time subject to the Executive’s provision of sixty (60) days’ advance written notice to the Company (the “Applicable Notice Period”), provided, however, that the Company may, in its sole discretion, in lieu of all or part of the Applicable Notice Period, pay the Executive an amount equal to the Salary that would otherwise have been payable to the Executive had the Executive remained employed for the duration of the Applicable Notice Period. In such instance, the Executive’s termination will become effective on the date set forth in a written notice of termination to be provided by the Company (the “Early Termination Date”), and the Executive will be paid an amount equal to the base Salary the Executive would have received had the Executive remained employed by the Company between the Early Termination Date and the end of the Applicable Notice Period (the “Early Termination Payment”), with the Early Termination Payment to be made no later than the 30th day following the end of the Applicable Notice Period.

Section 7.6 Compensation upon Termination.

(a) In the event that the Company terminates the Executive’s employment hereunder due to a Termination for Cause or the Executive voluntarily terminates employment with the Company without Good Reason, the Executive shall be entitled to accrued but unpaid Salary, Stock Option Grants and Performance Stock Units which have vested, reimbursable expenses and benefits owing to Executive through the day on which Executive is terminated.

(b) In the event that the Company terminates the Executive’s employment hereunder due to a Termination without Cause or Executive terminates the employment hereunder for Good Reason, Executive shall be entitled to compensation, including base Salary and insurance benefits for a period of ninety (90) days from the effective date of termination (the "Severance Period"), and all Stock Option Grants pursuant to Section 5(c)(i), including the unvested portion, and all vested Performance Stock Units pursuant to Section 5(c)(ii). The Executive’s reimbursable expenses shall be paid within 15 days of Termination. Except as otherwise contemplated by this Agreement, Executive will not be entitled to any other compensation upon termination of this Agreement.

7

(c) The salary and fringe benefits to be paid are referred to herein as the "Termination Compensation." Executive shall not be entitled to any Termination Compensation unless, Executive complies with all surviving provisions of any confidentiality agreement that Executive may have signed.

(d) If Executive terminates this Agreement by providing appropriate notice, the Company, at its election, Company may (i) require Executive to continue to perform duties hereunder for the full notice period, or (ii) terminate Executive employment at any time during such notice period, provided that any such termination shall not be deemed to be a termination without cause of Executive 's employment by the Company. Unless otherwise provided by this Section, all compensation and benefits paid by Company to Executive shall cease upon his last day of employment.

7.7 Change in Control. In addition, notwithstanding the foregoing, in the event that Executive’s continuous status as an Executive of the Company is terminated by the Company without Cause or Executive terminates the employment with the Company for Good Reason, in either case upon or within twelve (12) months after a Change in Control (“CoC”) as defined in 6 (d) then, subject to Executive’s execution of a standard release of claims in favor of the Company or its successor, (i) Executive shall receive the Salary for the duration of the Term plus ninety (90) days, (ii) 100% of the total number Performance Stock Units pursuant to Section 5(f), including the unvested portion, and (iii) 100% of all Performance Stock Units pursuant to Section 5(g), including the unvested portion.

8. Arbitration. The Company and Executive agree that, in the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim adjudicated by arbitration in the State of Nevada in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.

9. Notices. All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if: (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below:

If to the Company:	Tego Cyber, Inc. 8565 S. Eastern Avenue Suite 150 Las Vegas, Nevada 89123

If to Executive:	At Executive’s residence address as maintained by the Company in the regular course of its business for payroll.

8

or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party. Date of service of any such notices or other communications shall be: (a) the date such notice is personally delivered, (b) three days after the date of mailing if sent by certified or registered mail, or (c) one business day after date of delivery to the overnight courier if sent by overnight courier.

10. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A, but do not satisfy an exemption from, or the conditions of, Code Section 409A.

11. General.

(a) Governing Law. Except as set forth herein, this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to choice of law or conflicts of law rules.

(b) Construction and Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c) Cooperation. During the Employment Term and thereafter, Executive shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters related to Executive’s employment period with the Company and/or any its subsidiaries and affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, Executive appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession). Following the Employment Term, the Company shall reimburse Executive for all reasonable out of pocket expenses incurred by Executive in rendering such services that are approved by the Company.

(d) Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Executive and Executive’s heirs, executors, administrators, and successors; provided that the services provided by Executive under this Agreement are of a personal nature, and rights and obligations of Executive under this Agreement shall not be assignable or delegable, except for any death payments otherwise due Executive, which shall be payable to the estate of Executive; provided further the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise; and provided further that in the event of Executive’s death, any unpaid amount due to Executive under this Agreement shall be paid to Executive’s estate.

9

(e) Executive’s Representations. Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by any employment agreement, noncompetition or nonsolicitation agreement or confidentiality agreement with any other person or entity besides the Company and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING EXECUTIVE’s RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY EXECUTIVE, AND THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.

(f) Compliance with Rules and Policies. Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the Board. In addition, Executive shall comply with all laws, rules and regulations that are generally applicable to the Company, its respective employees, directors and officers.

(g) Determinations by the Board. Notwithstanding anything in this Agreement to the contrary, the parties agree that in any case where a determination of any of Executive’s rights under this Agreement is to be made by the Board (or any committee of the Board), if Executive is serving as a member of the Board at the time of such determination, Executive shall not participate in such determination and “Board” shall be read to mean the members of the Board other than Executive.

(h) Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(i) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates.

(j) Survival. The covenants set forth in Sections 6 and 11 (to the extent such constitute post-termination obligations) of this Agreement shall survive and shall continue to be binding upon Executive notwithstanding the termination of this Agreement for any reason whatsoever.

(k) Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive.

10

(l) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

(m) Section References. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.

(n) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement.

(p) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

11

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

TEGO CYBER INC.

By:	/s/ Michael De Valera
Name: Michael De Valera Title: Director, Chairman of the Board Date: January 2, 2024

EXECUTIVE

By:	/s/ Robert Mikkelsen
Name: Robert Mikkelsen Date: January 2, 2024

12